Exhibit 99.1

Nephros Announces Launch of PluraPathTM,
a Real-Time, Portable, Water Pathogen Detection System

SOUTH ORANGE, NJ, January 9, 2020 – Nephros, Inc. (Nasdaq: NEPH), a commercial-stage company that develops and sells high performance water purification products and pathogen detection systems to the medical device and commercial markets, today announced that it has formally launched PluraPathTM, the only commercially available portable water pathogen detection system designed to provide actionable data for infection control teams on up to 15 different pathogens from a single water sample, in approximately one hour.

“In recognition of the large market need and opportunity, we are excited to launch our real-time, portable water pathogen detection system – PluraPathTM,” said Daron Evans, President and CEO of Nephros. “Often finding ourselves present during pathogen outbreaks, we recognized the need for faster, actionable data. Every hour of delay increases patient risk. Additionally, solely focusing on legionella misses additional pathogens that can contribute to making patients sick. Our PluraPathTM system evaluates up to 15 separate pathogens, including legionella, pseudomonas, shigella, salmonella, mycobacterium, E. coli., norovirus and other potentially dangerous bacterial and viral pathogens.”

“Initially, we will be working with our strategic distributors to provide capability demonstrations to medical facilities across the country. The combination of rational, regimented pathogen testing, actively managed water disinfection programs, and the risk-based placement of point-of-use filtration provides enhanced protection for patients from the risks and illnesses associated with waterborne pathogens.”

The PluraPathTM system uses quantitative polymerase chain reaction (qPCR) technology to provide estimated colony forming units per milliliter (CFU/ml) information to infection control teams on a real-time basis. Each assay has been developed to target specific DNA or RNA segments of the target pathogens. The system leverages Nephros’s proprietary ultrafiltration technology to concentrate the water sample and to decrease the lower limit of detection of pathogens in a 1 liter water sample.

Nephros expects real-time data from the PluraPathTM to enable infection control teams to quickly assess potential risks throughout a medical facility, allowing teams to dynamically deploy resources and disinfection efforts during water pathogen outbreaks. Additionally, when used in conjunction with gold-standard lab-based testing methodologies, PluraPathTM can support the routine testing prescribed by each facility’s water management plan.

“We are pleased at the performance of our system to detect the presence of pathogens as low as 10 CFU/ml,” said Dr. Kimothy Smith, Vice President of Pathogen Diagnostic Products. “Combined with our unique sample preparation step, we can identify pathogen levels that are below standard action levels for potable water. PluraPath™ will enable our customers to evaluate and monitor the ‘biome’ of their building’s water systems in a way not currently available without significantly greater time and expense. We look forward to working with our authorized Nephros ultrafilter distributors to integrate the PluraPathTM system into their customers’ water management plan activities.”

More information, including a white paper about the Nephros PluraPathTM system can be found at www.nephros.com/pathogen. Please contact your authorized Nephros distributor to schedule an informational webinar or an on-site demonstration of the Nephros PluraPathTM system.

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products and pathogen detection systems to the medical device and commercial markets. Nephros ultrafilters and pathogen detection systems are used in hospitals and medical clinics to assess and reduce the infection risks from waterborne pathogens (e.g., Legionella, Pseudomonas) in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the PluraPath™ system capabilities, marketability and sensitivities; and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including changes in business, economic and competitive conditions, lack of acceptance of the PluraPathTM system or other delays in a wide rollout of the system, and the availability of financing or other capital when needed. These and other risks and uncertainties are detailed in Nephros’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018. Nephros does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com